Exhibit 99.1

November 8, 2016

[Insert Name]

[Insert Address]

Dear [Name]:

The Board of Directors of Cerulean Pharma Inc. has approved the establishment of a retention bonus pool to be payable to members of the Cerulean management team in connection with a Change in Control of the company (as defined in your employment agreement).  The bonus pool will be equal to 3.5% of the valuation attributed to Cerulean in the Change in Control, as determined in good faith by the Board of Directors.  You are eligible to receive a retention bonus provided that you remain employed by Cerulean upon the closing of the Change in Control, with the amount of your retention bonus determined by reference to your base salary as compared to the aggregate base salaries of the management team at the closing of the Change in Control, as determined by the Board of Directors.

The Board of Directors appreciates your continued commitment to Cerulean.

Sincerely,

_______________________________

Paul Friedman, M.D.
Chair of the Compensation Committee

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU